Exhibit 99.1

Nexvet Reports Financial Results for Third Quarter of Fiscal Year 2016

DUBLIN, Ireland – May 12, 2016 – Nexvet Biopharma (Nasdaq: NVET), a veterinary biologics developer, today announced its financial results for the three and nine-month periods ended March 31, 2016.

Recent company highlights include:

•	Advanced clinical development and regulatory preparations for ranevetmab (NV-01), for the control of pain associated with osteoarthritis in dogs

•	Completed enrollment of 126 cats in a pilot field safety and efficacy study of NV-02, for the control of pain associated with osteoarthritis in cats

•	Announced anti-PD-1 program for canine cancer under United States Department of Agriculture (USDA) jurisdiction, with new candidates showing binding and potent inhibition of canine PD-1

“I am pleased with the progress achieved during the quarter. Certainly, maintaining the development timelines for our lead product candidates is the top priority as we advance internal and partnered programs utilizing our proprietary PETization platform to create compelling treatments for unmet medical needs in dogs and cats. I’m also encouraged by the progress we’ve made in bringing our manufacturing facility, BioNua, on-line as managing in-house manufacturing is an essential component of our business strategy,” commented Dr. Mark Heffernan, Nexvet’s Chief Executive Officer.

An important accomplishment during the quarter was the successful completion of a pilot field study for ranevetmab, the Company’s anti-nerve growth factor (NGF) monoclonal antibody (mAb) therapy in development for the control of pain associated with osteoarthritis in dogs. This pilot field study was designed to evaluate a combination of doses and routes of administration to complement the pivotal safety and efficacy study for ranevetmab. In November of 2015, Nexvet announced that the completed pivotal study of ranevetmab demonstrated safety and efficacy (p< 0.038 for the primary endpoint) when administered by subcutaneous (SC) injection, once a month for three months. Results from the most recent pilot study confirmed ranevetmab’s safety and efficacy in a field study evaluating a range of dosages and treatment regimens (SC and intravenous administration) in an additional population of 176 dogs. The Target Animal Efficacy submission for ranevetmab is scheduled for submittal to the United States Food and Drug Administration’s Center for Veterinary Medicine by the end of the second calendar quarter of 2016.

During the period, the Company also completed enrollment for its pilot field safety and efficacy study of NV-02 for the control of pain associated with osteoarthritis in cats. This study remains on course to deliver initial data in the second calendar quarter of 2016. If supportive of further development, the data will inform the design of a pivotal safety and efficacy study for NV-02, to commence later this year.

Throughout the quarter, Nexvet continued to prepare the BioNua manufacturing facility in Tullamore, Ireland to become fully operational in mid-2016. Preparation of Chemistry, Manufacturing and Controls (CMC) materials has begun for ranevetmab and NV-02, inclusive of transitioning materials and processes from former contract manufacturers. A team of 20 process scientists, quality assurance personnel and support staff has been assembled, and the facility has obtained state-of-the-art large-scale disposable bioreactors, purification systems, UF/DF systems and support equipment which has been fully commissioned in preparation for manufacturing veterinary mAbs. In addition, facility upgrades have been made and a Good Manufacturing Practice facility ramp-up protocol has been initiated.

During the quarter, Nexvet advanced its anti-tumor necrosis factor (TNF) programs, having identified new, highly potent and neutralizing PETized dog and cat mAbs against this target. TNF is a focus of the Company’s programs in chronic inflammation, as targeting TNF has delivered several of the best-selling anti-inflammatory drugs in human medicine. Nexvet’s proof-of-concept studies demonstrated that NV-08 (a canine TNF receptor fusion protein) produced an anti-inflammatory effect in dogs; the Company’s new anti-TNF mAbs will progress into proof-of-concept and will replace the receptor fusion protein candidates (including NV-08) due to a more favorable target product profile based on their longer half-life and anticipated need for less frequent dosing.

In April 2016, the Company announced the successful PETization of fully canine mAbs against programmed cell death protein 1 (PD-1). The anti-PD-1 program is based on mAbs identified by Nexvet’s research and development collaborator, Zenoaq (Nippon Zenyaku Kogyo Co., Ltd.), a leading Japanese animal health company. The program has demonstrated binding and potent inhibition of canine PD-1, and will now enter further safety, pharmacokinetic and immunogenicity studies. The USDA’s Center for Veterinary Biologics has confirmed jurisdiction over the regulatory path for this program, providing an opportunity for conditional licensure*.

*About conditional licensure

Conditional licensure allows for market entry in the U.S. of a product on a comparatively rapid basis, under certain conditions, after a demonstration of purity, safety and a reasonable expectation of efficacy. While a conditional licensure is in place, the license holder continues to develop efficacy data in order to apply for full approval.

Third Quarter 2016 Financial Results

As of March 31, 2016, Nexvet had cash of $37.2 million.

For the three months ended March 31, 2016, Nexvet reported a net loss of $5.8 million, compared to $2.7 million for the three months ended March 31, 2015. Net loss per share attributable to ordinary shareholders (basic and diluted) for the three months ended March 31, 2016 was $0.50, compared to $0.36 for the three months ended March 31, 2015.

The net loss of $5.8 million for the three months ended March 31, 2016 included operating expenses of $6.0 million, reflecting $4.3 million in research and development expenses and $1.7 million in general and administrative expenses. Other income comprised $0.2 million, principally research and development income of $0.4 million offset by an exchange loss of $0.3 million.

The net loss of $2.7 million for the three months ended March 31, 2015 included operating expenses of $5.1 million, reflecting $2.7 million in research and development expenses and $2.4 million in general and administrative expenses. Other income comprised $2.4 million, principally research and development income of $1.0 million and an exchange gain of $1.3 million.

For the nine months ended March 31, 2016, Nexvet reported a net loss of $15.4 million, compared to $7.4 million for the nine months ended March 31, 2015. Net loss per share attributable to ordinary shareholders (basic and diluted) for the nine months ended March 31, 2016 was $1.34, compared to $2.30 for the nine months ended March 31, 2015.

The net loss of $15.4 million for the nine months ended March 31, 2016 included operating expenses of $17.1 million, reflecting $11.8 million in research and development expenses and $5.3 million in general and administrative expenses. Other income comprised $1.7 million, principally research and development income of $1.4 million, an exchange gain of $0.2 million and interest income of $0.1 million.

The net loss of $7.4 million for the nine months ended March 31, 2015 included operating expenses of $15.1 million, reflecting $7.4 million in research and development expenses and

$7.7 million in general and administrative expenses. Other income comprised $7.7 million, principally research and development income of $2.7 million, an exchange gain of $4.6 million and government grant income of $0.4 million.

The increased operating expenses for both the three and nine month periods ended March 31, 2016, compared to the corresponding periods in 2015, primarily reflect research and development costs associated with building our team, particularly within our manufacturing facility, and conducting field studies of our lead programs, offset by a reduction in general and administrative costs primarily due to incurring costs in 2015 associated with preparation for our initial public offering and Irish reorganization.

About Nexvet (www.nexvet.com)

Nexvet is a veterinary biologics developer focused on transforming the therapeutic market for companion animals, such as dogs and cats, by developing and commercializing novel, species-specific biologics. Nexvet’s proprietary PETization™ platform is designed to rapidly design monoclonal antibodies (mAbs) that are recognized as “self” or “native” by an animal’s immune system, a property Nexvet refers to as “100% species-specificity.” Nexvet’s product candidates also build upon the safety and efficacy data from clinically tested human therapies, thereby reducing clinical risk and development cost.

Nexvet is leveraging diverse global expertise and incentives to build a vertically integrated biopharmaceutical company, which conducts drug discovery in Australia, conducts clinical development in the United States and Europe and is growing its biomanufacturing capabilities in Ireland.

Further information

Investors Candice Knoll Blueprint Life Science Group +1 415-375-3340 Ext. 4 cknoll@bplifescience.com	Company Damian Lismore CFO, Nexvet Biopharma plc +1 415-602-5544 +61 417-351-272 (Aus.) damian.lismore@nexvet.com

Media Jessica Burns Berry & Company Public Relations +1 212-253-8881 jburns@berrypr.com

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	March 31, 2016	June 30, 2015
Assets
Current assets
Cash	$37,162	$52,033
Other income receivable	1,813	3,301
Prepaid expenses and other	768	607

Total current assets	39,743	55,941

Noncurrent assets
Other income receivable	55	—
Prepaid expenses	139	163

Total noncurrent assets	194	163

Property, plant and equipment, net	4,235	549
Intangible assets, net	42	19

Total assets	$44,214	$56,672

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$1,549	$658
Accrued expenses and other liabilities	3,278	2,352
Deferred grant income	280	—
Deferred lease incentive	23	23

Total current liabilities	5,130	3,033

Noncurrent liabilities
Accrued expenses and other liabilities	67	—
Deferred grant income	55	—
Deferred lease incentive	44	61

Total noncurrent liabilities	166	61

Total liabilities	$5,296	$3,094

Commitments and contingencies (Note 11)
Shareholders’ equity
Ordinary shares, $0.125 nominal value per share, 100,000,000 shares authorized as of March 31, 2016 and June 30, 2015—11,563,133 and 11,406,916 shares issued and outstanding as of March 31, 2016 and June 30, 2015, respectively	$1,445	$1,426
Euro deferred shares, €100 nominal value per share, 400 shares authorized as of March 31, 2016 and June 30, 2015—400 shares issued and outstanding as of March 31, 2016 and June 30, 2015	13	13
Additional paid-in capital	81,626	80,275
Accumulated other comprehensive loss	(5,115)	(4,481)
Accumulated deficit	(39,051)	(23,655)

Total shareholders’ equity	38,918	53,578

Total liabilities and shareholders’ equity	$44,214	$56,672

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2016	2015	2016	2015
Revenue
Other	$—	$—	$—	$25

Total revenue	—	—	—	25

Operating Expenses
Research and development	4,260	2,679	11,775	7,444
General and administrative	1,680	2,430	5,329	7,688

Total operating expenses	5,940	5,109	17,104	15,132

Loss from operations	(5,940)	(5,109)	(17,104)	(15,107)
Other Income (Expense)
Research and development income	418	1,011	1,441	2,693
Government grant income	—	84	4	403
Exchange (loss) gain	(259)	1,341	151	4,595
Interest income	36	5	112	38

Net loss	$(5,745)	$(2,668)	$(15,396)	$(7,378)

Net loss per share attributable to ordinary shareholders, basic and diluted	$(0.50)	$(0.36)	$(1.34)	$(2.30)

Weighted-average ordinary shares outstanding, basic and diluted	11,559,056	7,474,478	11,502,409	3,204,434

Comprehensive Loss
Net loss	$(5,745)	$(2,668)	$(15,396)	$(7,378)
Net gain (loss) in foreign currency translation adjustments	210	(1,505)	(634)	(5,123)

Total comprehensive loss	$(5,535)	$(4,173)	$(16,030)	$(12,501)

Forward looking statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements consist of all statements other than statements of historical fact, including statements regarding our future results of operations and financial position, results of any current or future pivotal safety and efficacy study, future expenditures relating to our lead product candidates, time for completion of any of our studies or facilities upgrades, ability to develop our pipeline of product candidates, business strategy, prospective products, ability to successfully manufacture our own product candidates, ability to meet conditions for the receipt of government grants, time for regulatory submissions or ability to qualify for conditional licensure or obtain product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “plan,” “potential,” “predict,” “project,” “position,” “seek,” “should,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward looking statements, although not all forward looking statements contain these identifying words. These forward looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. Factors that could cause actual results to differ materially from our expectations expressed in this report include those summarized under Risk Factors in our reports on Forms 10-Q and 10-K and the other documents we file from time to time with the Securities and Exchange Commission. Given these risks and uncertainties, you should not place undue reliance on these forward looking statements. Also, forward looking statements represent management’s beliefs and assumptions only as of the date of this press release. Except as required by law, we do not intend, and undertake no obligation, to revise or update these forward looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward looking statements, even if new information becomes available in the future.